Exhibit 10.4

                    MODIFICATION OF JOINT OPERATING AGREEMENT

     Western Professional Hockey League, Inc. ("WPHL"), a Texas corporation, and Central Hockey League, Inc. ("CHL"), an Illinois corporation, enter into this Modification of Joint Operating Agreement as follows:

     WHEREAS, the parties entered into a Joint Operating Agreement dated as of July 19, 2001 (the "JOA"); and

     WHEREAS, the parties desire to modify certain provisions of the JOA to resolve disputes among themselves and to create greater certainty in the operation of the JOA; and

     WHEREAS, this Modification Agreement represents a compromise agreement and, along with the parties' Settlement Agreement and Mutual Release of even date, is intended to resolve all disputes among the parties except as expressly reserved hereunder.

     NOW, THEREFORE, for good and valuable consideration had among the parties, the sufficiency of which is hereby acknowledged, the parties agree to modify the JOA as set forth herein.

     1. Paragraph II.1 of the JOA shall be modified by deleting the existing provision in its entirety and replacing it with the following:

          Governance. Notwithstanding any other provision of this Agreement, WPHL and CHL shall remain separate legal entities, shall maintain separate books and records, and shall be solely responsible for their own obligations.

          The League shall be governed by an oversight board (the "Board") consisting of two representatives of WPHL, two representatives of CHL, and a fifth member to be mutually agreed upon by the WPHL and the CHL.WPHL hereby appoints Rick Kozuback and one member to be determined as its current Board representatives to serve indefinitely until written notice of a change is delivered by WPHL to CHL. CHL hereby appoints Lester Rosen and Jeff Lund as its current Board representatives to serve indefinitely until written notice of a change is delivered by WPHL to CHL. Unless a member is unable to serve due to illness or other compelling circumstances, no changes in board membership shall be made more than once per calendar year.


MODIFICATION OF JOINT OPERATING AGREEMENT - PAGE 1 OF 6

     All changes in board membership shall be made by written notice to all members, to be effective no earlier than fourteen (14) days after the date of such notice.

          The Board shall meet not less than four (4) times each calendar year, two of such meetings to be held in person at the League's All-Star Game and during the League's Summer Conference. The other meetings may be by conference call or other telecommunications arrangement on not less than two weeks notice to each board member. Notice must be in writing. A minimum of three (3) directors must be present to constitute a quorum. The Commissioner shall be responsible for the distribution of written board minutes not more than twenty (20) days following each board meeting. If no comments are received within ten (10) days from any Board member, such minutes shall be deemed approved. Board members shall be reimbursed for all reasonable expenses incurred solely and directly in connection with board service.

          The general duty of the Board shall be to set policy for the operations of the League by the Staff. Oversight of League Operations shall be generally vested in an Executive Committee of the Board consisting of the Commissioner and a representative from WPHL and CHL. WPHL hereby appoints Rick Kozuback and CHL hereby appoints Jeff Lund as respective representatives to the Executive Committee. Any matter except the annual operating budget upon which the Executive Committee is in agreement shall be deemed to be approved by the Board. The entire Board shall approve annual operating budgets for each season by an affirmative vote of not less than three (3) members not later than June 1 of each year. The Board shall receive the proposed budget not later than fourteen (14) days prior to the vote on approval of such budget. The members of the Executive Committee, expect the league Commissioner, shall receive compensation of $8,500 per year.

          The Board shall approve budgets, determine compensation for league personnel, approve financial statements, close out the year, , acquire errors and omission Insurance, and approve any change of trademarks. The Board may review policy and existence of Letters of Credit, League expansion, team transfers, control changes, benefits for league personnel, legal settlements in excess of $50,000, workers compensation insurance carriers and coverage, and League office relocations.


MODIFICATION OF JOINT OPERATING AGREEMENT - PAGE 2 OF 6

     2. Management. Paragraph II.2 of the JOA is modified by deleting the existing provision in its entirety and replacing it with the following:

          The League operations shall be run by the WPHL Staff as currently identified on the attached Exhibit "A." WPHL and the CHL hereby designate Duane Lewis, WPHL Vice President Operations, as the acting Commissioner. The Commissioner shall serve indefinitely until written notice of a change is delivered by WPHL to CHL. Changes of personnel among the Staff may be made by the Commissioner in his/her reasonable discretion. Written notice of such changes shall be provided to the Board at the next regularly scheduled meeting of the Board.

          The Commissioner may add personnel in addition to the designated Staff or incur additional, controllable, non-budgeted expense as required for the effective operation of the League. Provided, however, any deviation from any budgeted expense in excess of ten percent (10%) must be approved in advance by the Executive Committee.

          The Staff shall maintain all appropriate financial records including an interim balance sheet, quarterly and year-to-date income statements, accounts payable aging and accounts receivable aging. The Staff shall provide each Board member with reasonable access to such records not less than quarterly. Further, any member of the JOA may conduct an audit of the JOA books and records at their own expense not more than once per year.

     3. Expansion Fees The third sentence in Section 5 of the JOA entitled "Expansion" is hereby amended in its entirety to read as follows:

          "Expansion Fees, other than fees for the three teams exempted herein, shall be divided as follows: in the event the expansion team is generated by WPHL (other than persons whose salaries or wages are being fully paid under the JOA) or in the event the expansion team is generated by CHL (other than persons whose salaries or wages are being fully paid under the JOA), then the originating entity (either WPHL or CHL) shall be paid 50% of the expansion fee with the remaining 50% to be added to Operating Revenue under the JOA; or in the event the expansion team is generated by persons whose salaries or wages are being fully paid under the JOA, then the entire amount of the expansion fee will be added to Operating Revenue.". Notwithstanding the above if WPHL or its affiliates have built a new building for the expansion team then they are entitled to the 50% share of the associated expansion fee. In instances which do not fall in any of the


MODIFICATION OF JOINT OPERATING AGREEMENT - PAGE 3 OF 6 above categories as reasonably determined by a vote of the full Board, the entire amount of the expansion fee will be added to Operating Revenue."

     4. Section 10 of the JOA entitled "Purchase Option" is hereby deleted in its entirety and either party is given a right of first refusal to promptly purchase the other if a bona-fide, third party, offer to purchase the entire ownership interest, and only such interest, is received by either party and the receiving party is willing to accept such offer.. By way of example but not as a limitation, if a third party offers to purchase a group of businesses under the Global Entertainment umbrella, one of which is the WPHL, there will be no right of first refusal

     5. Paragraph II.7 of the JOA shall be expanded by adding the following at the end thererof:

          "CHL and WPHL shall use their commercially reasonable efforts to enforce the obligations hereunder of each of their respective Teams (including payment of all dues, fees, fines, ETC.)"

     6. Paragraph II.17 of the JOA is modified to change the address for notices to WPHL, counsel for WPHL and to add the counsel for CHL as follows:

J. Scott Rose                              Kenneth Wagner
Jackson Walker L.L.P.                      Latham, Wagner, Steele & Lehman, P.C.
112 E. Pecan, Suite 2400                   1800 S. Baltimore, Suite 500
San Antonio, Texas 78205                   Tulsa, OK  74119

Counsel for WPHL                           Counsel for CHL


WPHL

1600 N. Desert Drive
Tempe, AZ  85281

     7. The Joint Operating Agreement is hereby extended for an additional Ten years.

     8. In all their public representations, the parties shall use commercially reasonable efforts to avoid inaccurately depicting the relationship between Western Professional Hockey League, Inc. d/b/a Central Hockey League, Central Hockey League, Inc., and Global Entertainment Corporation.


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     9. Paragraph  II.19 of the JOA is modified to incorporate the terms of this
Modification as part of the JOA. No agreements, written or oral, other than the JOA, Settlement Agreement and Mutual Release and this Modification form the basis of any agreement between WPHL and CHL.

     10. The parties acknowledge they have settled existing disputes between them and have entered into a Settlement Agreement and Mutual Release that is executed contemporaneously with this Modification. In the event of a conflict relating to the claims settled, the Settlement Agreement and Mutual Release shall govern.



                            [SIGNATURE PAGE FOLLOWS]


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CENTRAL HOCKEY LEAGUE, INC.


by: /s/ Horn Chen
   -------------------------------------
its: President
    ------------------------------------

WESTERN PROFESSIONAL HOCKEY LEAGUE, INC.


by: /s/ Rick Kozuback
   -------------------------------------

its: President & CEO
    ------------------------------------


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